Filed under Rule 424(b)(3) and (7) of the Securities Act of 1933, relating to Registration No. 333-145000
Supplement No. 1
to Prospectus Dated July 31, 2007 and Prospectus Supplement Dated August 1, 2007
of
CADENCE DESIGN SYSTEMS, INC.
Relating to
$250,000,000 1.375% Convertible Senior Notes Due 2011
$250,000,000 1.500% Convertible Senior Notes Due 2013
and
Shares of Common Stock Issuable upon Conversion of the Notes

     This supplement no. 1 relates to the resale by selling securityholders of Cadence’s 1.375% Convertible Senior Notes Due 2011 (the “2011 Notes”) and 1.500% Convertible Senior Notes Due 2013 (the “2013 Notes” and, together with the 2011 Notes, the “Notes”) and the shares of Cadence common stock issuable upon conversion of the notes.
     You should read this supplement no. 1 in conjunction with the prospectus dated July 31, 2007 and the prospectus supplement dated August 1, 2007, which should be delivered in conjunction with this supplement. This supplement is not complete without, and may not be delivered or used except in conjunction with, the prospectus and prospectus supplement. This supplement is qualified by reference to the prospectus and prospectus supplement, except to the extent that the information provided by this supplement supersedes information contained in the prospectus supplement.

     Investing in the notes and the common stock issuable upon conversion of the notes involves risk. See the discussion entitled “Risk Factors” beginning on page S-6 of the prospectus supplement dated August 1, 2007.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this supplement, the prospectus dated July 31, 2007, or the prospectus supplement dated August 1, 2007. Any representation to the contrary is a criminal offense.

     The tables under the caption “Selling Securityholders” beginning on page S-6 of the prospectus supplement are hereby supplemented and amended by adding certain selling securityholders identified in the tables below. We prepared these tables based on information supplied to us by the selling securityholders named in the tables below on or prior to August 31, 2007. Information about the selling securityholders may change over time. If required, any changed or new information given to us will be set forth in supplements to the prospectus supplement or amendments to the registration statement of which this supplement is a part, if and when necessary.
     We have assumed for purposes of the tables below that the selling securityholders will sell all of the notes and all of the common stock issuable upon conversion of the notes pursuant to this supplement, the prospectus supplement dated August 1, 2007, and the prospectus dated July 31, 2007, and that any other shares of our common stock beneficially owned by the selling securityholder will continue to be beneficially owned.
     Except as set forth below, the selling securityholders listed in the tables below do not have, nor within the past three years have had, any position, office or other material relationship with us or any of our predecessors or affiliates.

     The selling securityholders identified below may have sold, transferred or otherwise disposed of, pursuant to transactions exempt from the registration requirements of the Securities Act of 1933, as amended, all or a portion of its notes since the date on which it provided the information regarding its notes.
SELLING SECURITYHOLDERS OF THE 2011 NOTES

					Number of
	Principal				Shares of
	Amount		Number of		Common	Natural
	of Notes		Shares of	Number	Stock	Person(s)
	Beneficially	Percentage	Common	of Shares	Beneficially	with
	Owned and	of Notes	Stock	of Common	Owned after	Voting or
Name of Selling	Offered	Outstanding	Beneficially	Stock	the	Investment
Securityholder	(USD)(4)	(%)	Owned(1)(2)	Offered (1)	Offering(2)(3)	Power
Froley Revy Alternative Strategies	750,000	*	35,461	35,461	0	Ann Houlihan
JP Morgan Securities Inc.(#)	7,450,000	2.98	352,246	352,246	0	Brad Crouch
Citigroup Global Markets Inc. (#)	6,430,000	2.57	304,019	304,019	0	Citigroup Global Markets Inc.
Lord Abbett Investment Trust — LA Convertible Fund	2,850,000	1.14	134,752	134,752	0	Maren Lindstrom
Lord Abbett Series Fund — Bond Debenture Portfolio	250,000	*	11,820	11,820	0	Maren Lindstrom
Intl. Truck & Engine Corp Non Contributory Retirement Plan Trust	580,000	*	27,423	27,423	0	Maren Lindstrom
Intl. Truck & Engine Corp. Retirement Plan for Salaried Employee’s Trust	290,000	*	13,712	13,712	0	Maren Lindstrom
KeySpan Insurance Company	130,000	*	6,147	6,147	0	Maren Lindstrom
Vermont Mutual Insurance Company	115,000	*	5,437	5,437	0	Maren Lindstrom
Commissioners of the Land Office	1,020,000	*	48,227	48,227	0	Maren Lindstrom

					Number of
	Principal				Shares of
	Amount		Number of		Common	Natural
	of Notes		Shares of	Number	Stock	Person(s)
	Beneficially	Percentage	Common	of Shares	Beneficially	with
	Owned and	of Notes	Stock	of Common	Owned after	Voting or
Name of Selling	Offered	Outstanding	Beneficially	Stock	the	Investment
Securityholder	(USD)(4)	(%)	Owned(1)(2)	Offered (1)	Offering(2)(3)	Power
Wachovia Bank, NA, as Trustee for the SCI Cemetery Merchandise Common Trust	135,000	*	6,383	6,383	0	Maren Lindstrom
Wachovia Bank, NA, as Trustee for the SCI Pre-Need Common Trust Fund	85,000	*	4,019	4,019	0	Maren Lindstrom
Pension, Hospitalization Benefit Plan of the Electrical Ind Plan	520,000	*	24,583	24,583	0	Maren Lindstrom
NFS — SCI Funeral and Merchandise Fixed Common Trust	220,000	*	10,402	10,402	0	Maren Lindstrom
Total Fina Elf Finance USA, Inc.	240,000	*	11,348	11,348	0	Maren Lindstrom
Met Investor Series Trust — Bond Debenture	1,800,000	*	85,106	85,106	0	Maren Lindstrom
B.C. McCabe Foundation	100,000	*	4,728	4,728	0	Maren Lindstrom
National Fuel & Gas Company Retirement Plan	440,000	*	20,804	20,804	0	Maren Lindstrom
KeySpan Foundation	50,000	*	2,364	2,364	0	Maren Lindstrom
Philadelphia Board of Pensions	550,000	*	26,005	26,005	0	Maren Lindstrom
NYC Teachers’ Variable Annuity Fund	1,400,000	*	66,194	66,194	0	Maren Lindstrom
Oakwood Healthcare Inc. Funded Depreciation	195,000	*	9,220	9,220	0	Nick Calamos
Oakwood Healthcare Inc. Pension	500,000	*	23,641	23,641	0	Nick Calamos
Oakwood Healthcare Inc. Endowment / A & D	20,000	*	946	946	0	Nick Calamos
Oakwood Healthcare Inc. — OHP	28,000	*	1,324	1,324	0	Nick Calamos

					Number of
	Principal				Shares of
	Amount		Number of		Common	Natural
	of Notes		Shares of	Number	Stock	Person(s)
	Beneficially	Percentage	Common	of Shares	Beneficially	with
	Owned and	of Notes	Stock	of Common	Owned after	Voting or
Name of Selling	Offered	Outstanding	Beneficially	Stock	the	Investment
Securityholder	(USD)(4)	(%)	Owned(1)(2)	Offered (1)	Offering(2)(3)	Power
Oakwood Assurance Company Ltd.	95,000	*	4,492	4,492	0	Nick Calamos
Delta Airlines Master Trust	1,950,000	*	92,199	92,199	0	Nick Calamos
Munson Medical Center Retirement Plan	255,000	*	12,057	12,057	0	Nick Calamos
Munson2 Healthcare Board Designated Operating Fund	280,000	*	13,239	13,239	0	Nick Calamos
American Beacon Funds	305,000	*	14,421	14,421	0	Nick Calamos
Port Authority of Allegheny County Consolidated Trust Fund	160,000	*	7,565	7,565	0	Nick Calamos
North Dakota State Investment Board	940,000	*	44,444	44,444	0	Nick Calamos
Oakwood Healthcare Inc. — Professional Liability	21,000	*	993	993	0	Nick Calamos
Oakwood Healthcare Inc. — Working Capital	67,000	*	3,168	3,168	0	Nick Calamos
Univar USA Inc. Retirement Plan	1,375,000	*	65,012	65,012	0	Nick Calamos
Port Authority of Allegheny County Retirement and Disability Allowance Plan for the Employees Represented by Local 85 of the Amalgamated Transit Union	1,750,000	*	82,742	82,742	0	Nick Calamos
The Dow Chemical Company Employees’ Retirement Plan	5,300,000	2.12	250,591	250,591	0	Nick Calamos
Dorinco Reinsurance Company	2,550,000	1.02	120,567	120,567	0	Nick Calamos
City of Knoxville Pension System	425,000	*	20,095	20,095	0	Nick Calamos

					Number of
	Principal				Shares of
	Amount		Number of		Common	Natural
	of Notes		Shares of	Number	Stock	Person(s)
	Beneficially	Percentage	Common	of Shares	Beneficially	with
	Owned and	of Notes	Stock	of Common	Owned after	Voting or
Name of Selling	Offered	Outstanding	Beneficially	Stock	the	Investment
Securityholder	(USD)(4)	(%)	Owned(1)(2)	Offered (1)	Offering(2)(3)	Power
Macomb County Employees’ Retirement System	900,000	*	42,553	42,553	0	Nick Calamos
Knoxville Utilities Board Retirement System	390,000	*	18,440	18,440	0	Nick Calamos
Boilermakers — Blacksmith Pension Trust	5,100,000	2.04	241,135	241,135	0	Nick Calamos
Aventis Pension Master Trust	860,000	*	40,662	40,662	0	Nick Calamos
Delta Pilots Disability and Survivorship Trust	1,100,000	*	52,009	52,009	0	Nick Calamos
SCI Endowment Care Common Trust Fund — Regions Bank	320,000	*	15,130	15,130	0	Nick Calamos
SCI Endowment Care Common Trust Fund — SunTrust Bank	145,000	*	6,856	6,856	0	Nick Calamos
Union Carbide Retirement Account	2,725,000	1.09	128,842	128,842	0	Nick Calamos
Prisma Foundation	355,000	*	16,785	16,785	0	Nick Calamos
SCI Endowment Care Common Trust Fund — US Bank, NA	95,000	*	4,492	4,492	0	Nick Calamos
US Bank FBO Essentia Health Services	380,000	*	17,967	17,967	0	Nick Calamos
SPT	2,550,000	1.02	120,567	120,567	0	Nick Calamos
CEMEX Pension Plan	460,000	*	21,749	21,749	0	Nick Calamos
CALAMOS Convertible Fund — CALAMOS Investment Trust	16,500,000	6.60	780,141	780,141	0	Nick Calamos
Peoples Benefit Life Insurance Company Teamsters	10,500,000	4.20	496,454	496,454	0	Alex Lach
Bank of America Pension Plan	2,000,000	*	94,563	94,563	0	Alex Lach
Redbourn Partners Ltd.	4,500,000	1.80	212,766	212,766	0	Alex Lach
Retail Clerks Pension Trust 2	1,000,000	*	47,281	47,281	0	Alex Lach

Number of
	Principal				Shares of
	Amount		Number of		Common	Natural
	of Notes		Shares of	Number	Stock	Person(s)
	Beneficially	Percentage	Common	of Shares	Beneficially	with
	Owned and	of Notes	Stock	of Common	Owned after	Voting or
Name of Selling	Offered	Outstanding	Beneficially	Stock	the	Investment
Securityholder	(USD)(4)	(%)	Owned(1)(2)	Offered (1)	Offering(2)(3)	Power
DeepRock & Co	1,000,000	*	47,281	47,281	0	Alex Lach
John Deere Pension Trust	1,000,000	*	47,281	47,281	0	Alex Lach

*	Less than one percent (1%).

#	The selling securityholder is a registered broker-dealer.

+	The selling securityholder is an affiliate of a registered broker-dealer.

(1)	Assumes conversion of all of the holder’s notes at a conversion rate of 47.2813 shares of common stock per $1,000 principal amount at maturity of the notes. This conversion rate is subject to adjustment as described under “Description of Notes—Conversion Rights.” As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future. Further, pursuant to the terms of the notes, upon conversion we will pay cash and shares of our common stock, if any, based on a daily settlement amount calculated on a proportionate basis for each day of the relevant 20 trading-day observation period. Accordingly, the number of shares of our common stock we would actually deliver upon conversion of any notes would be lower than the numbers shown for any holder of notes in the table above. The numbers of shares set forth in the table above exclude shares of common stock that may be issued as described under “Description of Notes — Adjustment to Shares Delivered upon Conversion Upon a Fundamental Change” and the fractional shares. Holders will receive a cash adjustment for any fractional share amount resulting from conversion of the notes, as described under “Description of Notes — Conversion Rights.”

(2)	The number of shares of common stock beneficially owned by each holder named above is less than 1% of our outstanding common stock, calculated based on 277,528,689 shares of common stock outstanding as of June 30, 2007. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder’s notes, but we did not assume conversion of any other holder’s notes.

(3)	For the purposes of computing the number and percentage of notes and shares to be held by the selling securityholders after the conclusion of the offering, we have assumed for purposes of the table above that the selling securityholder named above will sell all of the notes and all of the common stock issuable upon conversion of the notes offered by this supplement no. 1, the prospectus supplement dated August 1, 2007 and the prospectus dated July 31, 2007, and that any other shares of our common stock beneficially owned by the selling securityholder will continue to be beneficially owned. We also assume that unnamed holders of notes, or any future transferees, pledgees, donees or successors of from any such holder, do not beneficially own any common stock other than that issuable upon conversion of the notes.

(4)	The maximum principal amount of 2011 Notes that may be sold under the prospectus dated July 31, 2007, the prospectus supplement dated August 1, 2007 and all supplements thereto will not exceed $250,000,000.
SELLING SECURITYHOLDERS OF THE 2013 NOTES

	Principal				Number of
	Amount of		Number of	Number	Shares of	Natural
	Notes		Shares of	of Shares	Common	Person(s)
	Beneficially	Percentage	Common	of Common	Stock	with
	Owned and	of Notes	Stock	Stock	Beneficially	Voting or
Name of Selling	Offered	Outstanding	Beneficially	Offered	Owned after the	Investment
Securityholder	(USD)(4)	(%)	Owned(1)(2)	(1)	Offering(2)(3)	Power
JP Morgan Securities Inc.(#)	6,112,000	2.44	288,983	288,983	0	Brad Crouch

	Principal				Number of
	Amount of		Number of	Number	Shares of	Natural
	Notes		Shares of	of Shares	Common	Person(s)
	Beneficially	Percentage	Common	of Common	Stock	with
	Owned and	of Notes	Stock	Stock	Beneficially	Voting or
Name of Selling	Offered	Outstanding	Beneficially	Offered	Owned after the	Investment
Securityholder	(USD)(4)	(%)	Owned(1)(2)	(1)	Offering(2)(3)	Power
CALAMOS Growth & Income Fund — CALAMOS Investment Trust	48,908,000	19.56	2,312,434	2,312,434	0	Nick Calamos
North Slope Borough	238,000	*	11,253	11,253	0	Nick Calamos
Cal Farley’s Boys Ranch Foundation	196,000	*	9,267	9,267	0	Nick Calamos
Dunham Appreciation and Income Fund (#)	280,000	*	13,239	13,239	0	Nick Calamos
CALAMOS Growth & Income Portfolio — CALAMOS Advisors Trust	298,000	*	14,090	14,090	0	Nick Calamos
Ellington Overseas Partners, LTD	4,000,000	1.60	189,125	189,125	0	(5)

*	Less than one percent (1%).

#	The selling securityholder is a registered broker-dealer.

+	The selling securityholder is an affiliate of a registered broker-dealer.

(1)	Assumes conversion of all of the holder’s notes at a conversion rate of 47.2813 shares of common stock per $1,000 principal amount at maturity of the notes. This conversion rate is subject to adjustment as described under “Description of Notes—Conversion Rights.” As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future. Further, pursuant to the terms of the notes, upon conversion we will pay cash and shares of our common stock, if any, based on a daily settlement amount calculated on a proportionate basis for each day of the relevant 20 trading-day observation period. Accordingly, the number of shares of our common stock we would actually deliver upon conversion of any notes would be lower than the numbers shown for any holder of notes in the table above. The numbers of shares set forth in the table above exclude shares of common stock that may be issued as described under “Description of Notes — Adjustment to Shares Delivered upon Conversion Upon a Fundamental Change” and the fractional shares. Holders will receive a cash adjustment for any fractional share amount resulting from conversion of the notes, as described under “Description of Notes — Conversion Rights.”

(2)	The number of shares of common stock beneficially owned by each holder named above is less than 1% of our outstanding common stock, calculated based on 277,528,689 shares of common stock outstanding as of June 30, 2007. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder’s notes, but we did not assume conversion of any other holder’s notes.

(3)	For the purposes of computing the number and percentage of notes and shares to be held by the selling securityholders after the conclusion of the offering, we have assumed for purposes of the table above that the selling securityholder named above will sell all of the notes and all of the common stock issuable upon conversion of the notes offered by this supplement no. 1, the prospectus supplement dated August 1, 2007 and the prospectus dated July 31, 2007, and that any other shares of our common stock beneficially owned by the selling securityholder will continue to be beneficially owned. We also assume that unnamed holders of notes, or any future transferees, pledgees, donees or successors of from any such holder, do not beneficially own any common stock other than that issuable upon conversion of the notes.

(4)	The maximum principal amount of 2013 Notes that may be sold under the prospectus dated July 31, 2007, the prospectus supplement dated August 1, 2007 and all supplements thereto will not exceed $250,000,000.

(5)	Ellington Management Group, LLC is the investment adviser of the selling security holder. Michael Vranos, as principal of Ellington Management Group, LLC, has voting and investment control of the securities offered hereby. Mr. Vranos disclaims beneficial ownership over the Registrable Securities except to the extent of any indirect ownership interest he may have in such securities through his economic participation in the selling security holder.

The date of this supplement no. 1 is September 4, 2007.